SUB-ITEM 77Q3


DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING: 06/30/2008
FILE NUMBER 811-2699
SERIES NO.: 1

74U. 1. Number of shares outstanding (000's Omitted)
     Class A                        50,232
     2. Number of shares outstanding of a second class of open-end company shares (000's Omitted)
     Class B                        16,866
     Class C                         8,400
     Class R                         2,932
     Institutional Class             2,718

74V. 1. Net asset value per share (to nearest cent)
     Class A                         22.36
     2. Net asset value per share of a second class of open-end company shares (to nearest cent)
     Class B                         18.48
     Class C                         18.44
     Class R                         22.12
     Institutional Class             23.17